Exhibit 99.1

FOR IMMEDIATE RELEASE

A. SCHULMAN REPORTS FISCAL 2012 THIRD-QUARTER RESULTS

•
Net income was $17.0 million, or $0.57 per diluted share, for the quarter compared with net income of $18.8 million, or $0.60 per diluted share, in last year's third quarter; excluding certain items, net income for the quarter was $20.4 million, or $0.69 per diluted share, compared with $20.3 million, or $0.65 per diluted share, for the prior-year period

•
Net income year-to-date was $39.7 million, or $1.34 per diluted share, compared with $35.1 million, or $1.12 per diluted share, for the same period last year; excluding certain items, net income year-to-date was $46.9 million, or $1.59 per diluted share, compared with $43.0 million, or $1.37 per diluted share, for the same period last year

•	The Company's Americas and Asia Pacific regions outperformed last year's segment operating income by 61% and 72% respectively for the quarter

•	Full-year fiscal 2012 net income, on a non-GAAP basis, expected to be in the range of $2.03 to $2.07 per diluted share

AKRON, Ohio – July 9, 2012 – A. Schulman, Inc. (Nasdaq-GS: SHLM) announced today earnings for the fiscal 2012 third quarter ended May 31, 2012. The Company reported net income for the third quarter of $17.0 million, or $0.57 per diluted share, compared with net income of $18.8 million, or $0.60 per diluted share, for the comparable period last year. The translation effect of foreign currencies negatively impacted net income for the quarter by $0.8 million.

The fiscal 2012 third-quarter net income per diluted share of $0.57 included certain after-tax charges of $3.4 million, or $0.12 per diluted share, primarily related to non-cash asset impairment charges and costs associated with restructuring initiatives. Excluding these items, net income for the fiscal 2012 third quarter was $20.4 million, or $0.69 per diluted share, compared with $20.3 million, or $0.65 per diluted share, for the prior-year period. Last year's third quarter included certain after-tax charges of $1.5 million, or $0.05 per diluted share, primarily related to restructuring initiatives.

Net sales for the fiscal 2012 third quarter were $569.1 million compared with $611.1 million for the same period last year. Net sales declined primarily due to a $23.5 million negative impact of foreign currency translation and a 7% decrease in volume.

“Overcoming the economic and political headwinds in today's environment is a challenging task, and I am extremely proud of the efforts of our entire team in putting up some very strong numbers,” said Joseph M. Gingo, Chairman, President and Chief Executive Officer. “As expected, our Americas and Asia Pacific segments are significantly outpacing prior-year results while our EMEA segment, including the successful integration of our Elian acquisition, is working aggressively to offset the extremely difficult market conditions. We continue to focus on what's within our control and we remain committed to developing high-value-added products and implementing cost-control initiatives to improve performance."

The Company uses the following non-GAAP financial measures of net income excluding certain items, net income per diluted share excluding certain items and EBITDA excluding certain items. These financial measures are used by management to monitor and evaluate the ongoing performance of the Company and to allocate resources. The Company believes that the additional measures are useful to investors for financial analysis. However, non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Please see the table in this release for reconciliation of non-GAAP measures to the nearest comparable GAAP results. Results in the following discussion are presented on a non-GAAP basis excluding certain items.

Gross profit for the quarter was $76.7 million, compared with $78.9 million last year. Excluding the impact of foreign currency translation, gross profit increased by $0.8 million. Gross profit per pound was 15.4 cents, compared with 14.7 cents for the same period last year. This increase reflects the Company's continual product mix improvement, the benefits of prior restructuring initiatives, and ongoing efforts to control costs.
The Company's selling, general and administrative expenses decreased $3.4 million for the third quarter compared with the same period in the prior year. The decrease was partially attributable to the Company realizing synergies in connection with the continued integration of acquisitions and efforts to control costs. Additionally, incentive and equity compensation, in total, decreased $0.8 million. Foreign currency translation favorably impacted selling, general and administrative expense by $1.6 million.

Year-To-Date Results
Foreign currency translation adversely impacted consolidated net sales by $52.1 million. Excluding the foreign currency impact, consolidated net sales increased $19.5 million. The Company was able to increase the average selling price per pound by 10%, excluding the impact of foreign currency, which offset a volume decrease of 8%.

For the fiscal 2012 year-to-date results, the Company reported net income of $39.7 million, or $1.34 per diluted share, compared with net income of $35.1 million, or $1.12 per diluted share, for the same period last year. The translation effect of foreign currencies negatively impacted year-to-date reported net income by $1.6 million or $0.06 cents per diluted share.

Excluding the effect of certain items including restructuring-related charges, asset impairments and acquisition-related costs, year-to-date net income was $46.9 million, or $1.59 per diluted share, compared with $43.0 million, or $1.37 per diluted share, a year ago.

Europe, Middle East and Africa (“EMEA”) – In the fiscal 2012 third quarter, EMEA net sales were $383.9 million, a decrease of $52.1 million, or 12.0%, compared with the prior-year period. Foreign currency translation negatively impacted net sales by $20.4 million. Excluding the impact of the foreign currency translation, EMEA net sales declined 7.3%. Excluding foreign currency translation, price per pound increased 1.4% to $1.31 per pound due to improved product mix.
EMEA gross profit was $49.6 million for the quarter, a decrease of $5.1 million compared with the same three-month period last year. Foreign currency translation negatively impacted EMEA gross profit by $2.5 million or approximately 50% of the decline. Excluding the foreign currency impact, gross profit per pound increased 4.0% primarily in the engineered plastics and specialty powders product families offset by an overall decrease in volume of 8.6%.
EMEA segment operating income was $23.4 million, a decrease of $2.3 million compared with the same period last year. Benefits of reducing selling, general and administrative expenses by $2.8 million were offset by the decrease in gross profit, and a $1.2 million negative impact from foreign currency translation.
The Americas – In the fiscal 2012 third quarter, net sales for the Americas were $147.1 million, an increase of $9.1 million or 6.6% compared with the prior-year period. The increase in net sales was primarily attributable to improved product mix in the Company's specialty powders and masterbatch product families. The volume decline of 8.9 million pounds or approximately 5% from the prior-year third quarter was primarily attributed to softening in the Company's calcium carbonate masterbatch business in the U.S. Foreign currency translation negatively impacted net sales by $3.8 million. Excluding the foreign currency impact, price per pound increased 15.6% to $0.97 per pound.
Gross profit for the Americas was $21.3 million in the fiscal 2012 third quarter, an increase of $1.9 million from the comparable period last year. The increases in gross profit and gross profit per pound of 9.9% and 16.1%, respectively, were primarily in the engineered plastics product family. The Company was able to increase margins by improving product mix and implementing operational efficiencies from restructuring initiatives in the Americas. Foreign currency translation negatively impacted gross profit by $0.6 million. Excluding the impact of foreign currency, gross profit per pound increased 19%.
Segment operating income for the Americas for the quarter was $7.9 million compared with $4.9 million last year. The 60.9% increase in operating income was primarily due to improved gross profit per pound and a decrease of $1.1 million in selling, general and administrative expenses. The decline in selling, general and administrative expenses resulted from restructuring initiatives and cost-control efforts, offset by incremental expenses from a fiscal 2011 acquisition. Foreign currency translation negatively impacted operating income by $0.3 million.
Asia Pacific (“APAC”) – In the fiscal 2012 third quarter, net sales for APAC were $38.2 million, an increase of $1.0 million compared with the same prior-year period due to increased volume and the favorable impact of foreign currency translation. The increase in volume of 2.1% was primarily related to the masterbatch and engineered plastics product families partially offset by a decline in the specialty powders product family.
Gross profit for APAC for the quarter was $5.8 million, an increase of 20.9% compared with last year. The increase in gross profit and gross profit per pound were primarily due to successful restructuring initiatives that have improved the region's cost structure and a focus on products with higher technical requirements.
APAC segment operating income was $2.9 million for the quarter compared with $1.7 million last year. The 71.6% increase in profitability was principally due to the increase in gross profit and a slight decrease in selling, general and administrative expenses.

Cash Flow From Operations/Working Capital/Share Repurchase
Working capital was 59 days at the end of the fiscal 2012 third quarter, compared with 65 days at the end of the fiscal 2011 third quarter. The improvement in working capital was attributable to a decrease in accounts receivable and inventory levels in the face of declining volumes in fiscal 2012, as compared with the prior fiscal year, and continued emphasis on working capital management.

Net cash provided from operations was $34.5 million and net cash used in operations was $6.0 million for the nine months ended May 31, 2012 and 2011, respectively. The improvement of $40.5 million in cash provided by operations was primarily due to the improvement in operating results and working capital management for the nine months ended May 31, 2012, as compared with the prior year.
The Company's cash and cash equivalents decreased $86.3 million from August 31, 2011. This decrease was driven primarily by the acquisition of Elian SAS for $64.9 million in net cash consideration, the first-quarter repurchase of treasury shares totaling $21.5 million, expenditures for capital projects of $27.5 million, and dividend payments of $15.4 million. Combined, these four uses of cash and cash equivalents totaled $129.3 million, and were offset by increased net borrowings on revolving credit facilities of $27.1 million and net cash provided from operations.

Business Outlook
“Under difficult and challenging economic conditions, we have proven that we can deliver on our commitment and strategy with improved net income. Our team is determined to hold its market leadership position in Europe; continue to grow profitably in the Americas and Asia Pacific; and promote innovation as evidenced by the investment in two new global technical centers,” Gingo said.

“We are evaluating options to further maximize our strong balance sheet and leverage position. We are investing in our future through internal growth initiatives coupled with strategic acquisitions. In addition, given our strong cash generation, we are confident that we will continue to support our dividend and share repurchase programs to maximize shareholder value.”

Gingo continued, “Under the current economic environment, we anticipate that our fiscal 2012 full-year net income, on a non-GAAP basis, will be in the range of $2.03 to $2.07 per diluted share.”

Conference Call on the Web
A live Internet broadcast of A. Schulman's conference call regarding fiscal 2012 third-quarter earnings can be accessed at 10:00 a.m. Eastern Time on Tuesday, July 10, 2012, on the Company's website, www.aschulman.com. An archived replay of the call will also be available on the website.

About A. Schulman, Inc.
A. Schulman, Inc. is a leading international supplier of high-performance plastic compounds and resins headquartered in Akron, Ohio. The Company's customers span a wide range of markets such as packaging, consumer products, industrial and automotive, among others. The Company employs about 3,100 people and has 35 manufacturing facilities globally.  A. Schulman reported net sales of $2.2 billion for the fiscal year ended August 31, 2011.  Additional information about A. Schulman can be found at www.aschulman.com.

Use of Non-GAAP Financial Measures
This release includes certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures include: net income excluding certain items, net income per diluted share excluding certain items and EBITDA excluding certain items. However, non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures, and tables included in this release reconcile each non-GAAP financial measure with the most directly comparable GAAP financial measure. The most directly comparable GAAP financial measures for these purposes are income before taxes, net income and net income per diluted share. The Company's non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.

While the Company believes that these non-GAAP financial measures provide useful supplemental information to investors, there are very significant limitations associated with their use. These non-GAAP financial measures are not prepared in accordance with GAAP, may not be reported by all of the Company's competitors and may not be directly comparable to similarly titled measures of the Company's competitors due to potential differences in the exact method of calculation. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

Cautionary Note on Forward-Looking Statements
A number of the matters discussed in this document that are not historical or current facts deal with potential future circumstances and developments and may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historic or current facts and relate to future events and expectations. Forward-looking statements contain such words as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which management is unable to predict or control, that may cause actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company's future financial performance, include, but are not limited to, the following:

•
worldwide and regional economic, business and political conditions, including continuing economic uncertainties in some or all of the Company's major product markets or countries where the Company has operations;

•	the effectiveness of the Company's efforts to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques;

•	competitive factors, including intense price competition;

•	fluctuations in the value of currencies in major areas where the Company operates;

•
volatility of prices and availability of the supply of energy and raw materials that are critical to the manufacture of the Company’s products, particularly plastic resins derived from oil and natural gas;

•	changes in customer demand and requirements;

•	effectiveness of the Company to achieve the level of cost savings, productivity improvements, growth and other benefits anticipated from acquisitions, joint ventures and restructuring initiatives;

•	escalation in the cost of providing employee health care;

•	uncertainties regarding the resolution of pending and future litigation and other claims;

•	the performance of the global automotive market; and

•	further adverse changes in economic or industry conditions, including global supply and demand conditions and prices for products.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risk factors that could affect the Company's performance are set forth in the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 2011. In addition, risks and uncertainties not presently known to the Company or that it believes to be immaterial also may adversely affect the Company. Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have material adverse effects on the Company's business, financial condition and results of operations.

SHLM_ALL

Contact information:
Jennifer K. Beeman
Director of Corporate Communications & Investor Relations
A. Schulman, Inc.
3550 W. Market St.
Akron, Ohio 44333
Tel: 330-668-7346
email: Jennifer_Beeman@us.aschulman.com

A. SCHULMAN, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended May 31,		Nine months ended May 31,
	2012	2011	2012	2011
	Unaudited (In thousands, except per share data)
Net sales	$569,107	$611,142	$1,582,307	$1,614,868
Cost of sales	492,518	532,254	1,371,673	1,400,367
Selling, general and administrative expenses	48,861	51,746	145,692	154,081
Restructuring expense	1,944	1,843	6,785	5,779
Asset impairment	2,586	125	2,586	1,925
Curtailment (gain) loss	(101)	—	(310)	—
Operating income	23,299	25,174	55,881	52,716
Interest expense	1,953	1,802	6,532	4,729
Interest income	(318)	(200)	(675)	(591)
Foreign currency transaction (gains) losses	53	60	569	1,398
Other (income) expense, net	(60)	(1,637)	(1,113)	(2,074)
Income before taxes	21,671	25,149	50,568	49,254
Provision (benefit) for U.S. and foreign income taxes	4,423	6,225	10,067	13,675
Net income	17,248	18,924	40,501	35,579
Noncontrolling interests	(252)	(170)	(850)	(441)
Net income attributable to A. Schulman, Inc.	$16,996	$18,754	$39,651	$35,138
Weighted-average number of shares outstanding:
Basic	29,440	30,853	29,411	31,092
Diluted	29,569	31,061	29,585	31,289
Earnings per share of common stock attributable to A. Schulman, Inc.:
Basic	$0.58	$0.61	$1.35	$1.13
Diluted	$0.57	$0.60	$1.34	$1.12
Cash dividends per common share	$0.190	$0.155	$0.530	$0.465

A. SCHULMAN, INC.
CONSOLIDATED BALANCE SHEETS

	May 31, 2012	August 31, 2011
	Unaudited (In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$69,453	$155,753
Accounts receivable, less allowance for doubtful accounts of $8,560 at May 31, 2012 and $9,475 at August 31, 2011	321,038	347,036
Inventories, average cost or market, whichever is lower	267,645	264,747
Prepaid expenses and other current assets	28,262	34,376
Total current assets	686,398	801,912
Property, plant and equipment, at cost:
Land and improvements	28,745	30,826
Buildings and leasehold improvements	152,988	165,267
Machinery and equipment	366,813	382,828
Furniture and fixtures	38,126	41,860
Construction in progress	15,741	12,967
Gross property, plant and equipment	602,413	633,748
Accumulated depreciation and investment grants of $606 at May 31, 2012 and $815 at August 31, 2011	379,921	399,448
Net property, plant and equipment	222,492	234,300
Other assets:
Deferred charges and other noncurrent assets	36,388	35,947
Goodwill	126,712	91,753
Intangible assets	91,726	76,075
Total other assets	254,826	203,775
Total assets	$1,163,716	$1,239,987
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$248,704	$254,405
U.S. and foreign income taxes payable	2,865	11,072
Accrued payroll, taxes and related benefits	38,797	44,560
Other accrued liabilities	39,460	50,608
Short-term debt	36,033	11,550
Total current liabilities	365,859	372,195
Long-term debt	167,752	184,598
Pension plans	75,065	84,673
Other long-term liabilities	25,731	24,161
Deferred income taxes	23,805	20,055
Total liabilities	658,212	685,682
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, $1 par value, authorized - 75,000 shares, issued - 47,948 shares at May 31, 2012 and 47,816 shares at August 31, 2011	47,948	47,816
Additional paid-in capital	257,973	254,184
Accumulated other comprehensive income (loss)	(6,095)	50,007
Retained earnings	565,555	541,256
Treasury stock, at cost, 18,408 shares at May 31, 2012 and 17,207 shares at August 31, 2011	(365,887)	(344,759)
Total A. Schulman, Inc.’s stockholders’ equity	499,494	548,504
Noncontrolling interests	6,010	5,801
Total equity	505,504	554,305
Total liabilities and equity	$1,163,716	$1,239,987

A. SCHULMAN, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine months ended
	2012	2011
	Unaudited (In thousands)
Operating:
Net income	$40,501	$35,579
Adjustments to reconcile net income to net cash provided from (used in) operating activities:
Depreciation and amortization	28,797	30,413
Deferred tax provision	(7,414)	(1,550)
Pension, postretirement benefits and other deferred compensation	4,327	5,701
Net (gains) losses on asset sales	—	(775)
Asset impairment	2,586	1,925
Curtailment (gains) losses	(310)	—
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(6,501)	(55,523)
Inventories	(31,161)	(70,246)
Accounts payable	16,726	55,893
Income taxes	(6,123)	6,189
Accrued payroll and other accrued liabilities	(11,305)	(7,869)
Other assets and long-term liabilities	4,380	(5,710)
Net cash provided from (used in) operating activities	34,503	(5,973)
Investing:
Expenditures for property, plant and equipment	(27,505)	(18,362)
Proceeds from the sale of assets	1,255	7,041
Business acquisitions, net of cash acquired	(64,918)	(15,071)
Net cash provided from (used in) investing activities	(91,168)	(26,392)
Financing:
Cash dividends paid	(15,352)	(14,559)
Increase (decrease) in notes payable	(5,623)	(3,475)
Borrowings on revolving credit facilities	166,830	213,000
Repayments on revolving credit facilities	(139,769)	(170,250)
Repayments on long-term debt	(3,382)	(21)
Payment of debt issuance costs	—	(2,220)
Cash distributions to noncontrolling interests	(580)	(700)
Common stock issued (redeemed), net	358	(382)
Issuances (purchases) of treasury stock, net	(21,128)	(14,393)
Net cash provided from (used in) financing activities	(18,646)	7,000
Effect of exchange rate changes on cash	(10,989)	8,599
Net increase (decrease) in cash and cash equivalents	(86,300)	(16,766)
Cash and cash equivalents at beginning of period	155,753	122,754
Cash and cash equivalents at end of period	$69,453	$105,988

A. SCHULMAN, INC.
Reconciliation of GAAP and Non-GAAP Financial Measures
Unaudited

Three months ended May 31, 2012	As Reported	Asset Write- downs	Costs Related to Acquisitions	Restructuring Related	Inventory Step-up	Tax Benefits (Charges)	Before Certain Items
	(In thousands, except per share data)
Net sales	$569,107	$—	$—	$—	$—	$—	$569,107
Cost of sales	492,518	—	—	—	(80)	—	492,438
Selling, general and administrative expenses	48,861	—	(192)	—	—	—	48,669
Restructuring expense	1,944	—	—	(1,944)	—	—	—
Asset impairment	2,586	(2,586)	—	—	—	—	—
Curtailment (gain) loss	(101)	—	—	101	—	—	—
Operating income	23,299	2,586	192	1,843	80	—	28,000
Interest expense, net	1,635	—	—	—	—	—	1,635
Foreign currency transaction (gains) losses	53	—	—	—	—	—	53
Other (income) expense, net	(60)	—	—	—	—	—	(60)
Income before taxes	21,671	2,586	192	1,843	80	—	26,372
Provision (benefit) for U.S. and foreign income taxes	4,423	669	45	287	27	260	5,711
Net income	17,248	1,917	147	1,556	53	(260)	20,661
Noncontrolling interests	(252)	—	—	—	—	—	(252)
Net income attributable to A. Schulman, Inc.	$16,996	$1,917	$147	$1,556	$53	$(260)	$20,409
Diluted EPS	$0.57						$0.69
Weighted-average number of shares outstanding—diluted	29,569						29,569

Three months ended May 31, 2011	As Reported	Asset Write- downs	Costs Related to Acquisitions	Restructuring Related	Inventory Step-up	Tax Benefits (Charges)	Before Certain Items
	(In thousands, except per share data)
Net sales	$611,142	$—	$—	$—	$—	$—	$611,142
Cost of sales	532,254	—	—	—	—	—	532,254
Selling, general and administrative expenses	51,746	—	319	—	—	—	52,065
Restructuring expense	1,843	—	—	(1,843)	—	—	—
Asset impairment	125	(125)	—	—	—	—	—
Operating income	25,174	125	(319)	1,843	—	—	26,823
Interest expense, net	1,602	—	—	—	—	—	1,602
Foreign currency transaction (gains) losses	60	—	—	—	—	—	60
Other (income) expense, net	(1,637)	—	—	—	—	—	(1,637)
Income before taxes	25,149	125	(319)	1,843	—	—	26,798
Provision (benefit) for U.S. and foreign income taxes	6,225	—	37	95	—	—	6,357
Net income	18,924	125	(356)	1,748	—	—	20,441
Noncontrolling interests	(170)	—	—	—	—	—	(170)
Net income attributable to A. Schulman, Inc.	$18,754	$125	$(356)	$1,748	$—	$—	$20,271
Diluted EPS	$0.60						$0.65
Weighted-average number of shares outstanding—diluted	31,061						31,061

A. SCHULMAN, INC.
Reconciliation of GAAP and Non-GAAP Financial Measures
Unaudited

Nine months ended May 31, 2012	As Reported	Asset Write- downs	Costs Related to Acquisitions	Restructuring Related	Inventory Step-up	Tax Benefits (Charges)	Before Certain Items
	(In thousands, except per share data)
Net sales	$1,582,307	$—	$—	$—	$—	$—	$1,582,307
Cost of sales	1,371,673	—	—	—	(677)	—	1,370,996
Selling, general and administrative expenses	145,692	—	(1,066)	—	—	—	144,626
Restructuring expense	6,785	—	—	(6,785)	—	—	—
Asset impairment	2,586	(2,586)	—	—	—	—	—
Curtailment (gain) loss	(310)	—	—	310	—	—	—
Operating income	55,881	2,586	1,066	6,475	677	—	66,685
Interest expense, net	5,857	—	—	—	—	—	5,857
Foreign currency transaction (gains) losses	569	—	—	—	—	—	569
Other (income) expense, net	(1,113)	—	—	—	—	—	(1,113)
Income before taxes	50,568	2,586	1,066	6,475	677	—	61,372
Provision (benefit) for U.S. and foreign income taxes	10,067	669	114	1,571	226	967	13,614
Net income	40,501	1,917	952	4,904	451	(967)	47,758
Noncontrolling interests	(850)	—	—	—	—	—	(850)
Net income attributable to A. Schulman, Inc.	$39,651	$1,917	$952	$4,904	$451	$(967)	$46,908
Diluted EPS	$1.34						$1.59
Weighted-average number of shares outstanding—diluted	29,585						29,585

Nine months ended May 31, 2011	As Reported	Asset Write- downs	Costs Related to Acquisitions	Restructuring Related	Inventory Step-up	Tax Benefits (Charges)	Before Certain Items
	(In thousands, except per share data)
Net sales	$1,614,868	$—	$—	$—	$—	$—	$1,614,868
Cost of sales	1,400,367	—	—	—	(283)	—	1,400,084
Selling, general and administrative expenses	154,081	—	(876)	—	—	—	153,205
Restructuring expense	5,779	—	—	(5,779)	—	—	—
Asset impairment	1,925	(1,925)	—	—	—	—	—
Operating income	52,716	1,925	876	5,779	283	—	61,579
Interest expense, net	4,138	—	—	—	—	—	4,138
Foreign currency transaction (gains) losses	1,398	—	—	—	—	—	1,398
Other (income) expense, net	(2,074)	—	—	—	—	—	(2,074)
Income before taxes	49,254	1,925	876	5,779	283	—	58,117
Provision (benefit) for U.S. and foreign income taxes	13,675	—	37	824	99	65	14,700
Net income	35,579	1,925	839	4,955	184	(65)	43,417
Noncontrolling interests	(441)	—	—	—	—	—	(441)
Net income attributable to A. Schulman, Inc.	$35,138	$1,925	$839	$4,955	$184	$(65)	$42,976
Diluted EPS	$1.12						$1.37
Weighted-average number of shares outstanding—diluted	31,289						31,289

A. SCHULMAN, INC.
SUPPLEMENTAL SEGMENT INFORMATION

	Three months ended May 31,		Nine months ended May 31,
	2012	2011	2012	2011
	Unaudited (In thousands, except for %'s)
Pounds sold to unaffiliated customers
EMEA	309,200	338,233	882,292	969,073
Americas	155,705	164,586	439,415	468,716
APAC	33,264	32,595	91,460	98,845
Total pounds sold to unaffiliated customers	498,169	535,414	1,413,167	1,536,634

Net sales to unaffiliated customers
EMEA	$383,852	$435,982	$1,069,304	$1,139,197
Americas	147,059	137,940	404,685	371,611
APAC	38,196	37,220	108,318	104,060
Total net sales to unaffiliated customers	$569,107	$611,142	$1,582,307	$1,614,868

Segment gross profit
EMEA	$49,612	$54,742	$133,926	$150,314
Americas	21,273	19,363	60,796	51,749
APAC	5,784	4,783	16,589	12,721
Total segment gross profit	76,669	78,888	211,311	214,784
Inventory step-up	(80)	—	(677)	(283)
Total gross profit	$76,589	$78,888	$210,634	$214,501

Segment operating income
EMEA	$23,413	$25,726	$57,953	$66,850
Americas	7,869	4,892	19,323	12,091
APAC	2,913	1,698	7,976	3,890
Total segment operating income	34,195	32,316	85,252	82,831
Corporate and other	(6,195)	(5,493)	(18,567)	(21,252)
Costs related to acquisitions	(192)	319	(1,066)	(876)
Restructuring related	(1,944)	(1,843)	(6,785)	(5,779)
Asset write-downs	(2,586)	(125)	(2,586)	(1,925)
Curtailment gain (loss)	101	—	310	—
Inventory step-up	(80)	—	(677)	(283)
Operating income	23,299	25,174	55,881	52,716
Interest expense, net	(1,635)	(1,602)	(5,857)	(4,138)
Foreign currency transaction gains (losses)	(53)	(60)	(569)	(1,398)
Other income (expense), net	60	1,637	1,113	2,074
Income before taxes	$21,671	$25,149	$50,568	$49,254

Capacity Utilization
EMEA	87%	85%	81%	79%
Americas	70%	67%	67%	64%
APAC	90%	81%	84%	86%
Worldwide	80%	78%	75%	74%

A. SCHULMAN, INC.
Reconciliation of GAAP and Non-GAAP Financial Measures
EBITDA Excluding Certain Items Reconciliation
Unaudited
(In thousands)

	Three months ended May 31,		Nine months ended May 31,
	2012	2011	2012	2011

Income before taxes	$21,671	$25,149	$50,568	$49,254
Adjustments (pre-tax):
Depreciation and amortization	9,988	10,710	28,797	30,413
Interest expense, net	1,635	1,602	5,857	4,138
Costs related to acquisitions	192	(319)	1,066	876
Restructuring related	1,944	1,843	6,785	5,779
Asset write-downs	2,586	125	2,586	1,925
Curtailment (gain) loss	(101)	—	(310)	—
Inventory step-up	80	—	677	283
EBITDA excluding certain items	$37,995	$39,110	$96,026	$92,668